Exhibit 99.B(d)(50)

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Leeward Investments, LLC

As of March 1, 2022, as amended May 1, 2024

SEI INSTITUTIONAL MANAGED TRUST

Small Cap Fund

Small Cap Value Fund
Mid-Cap Fund

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Leeward Investments, LLC

As of March 1, 2022, as amended May 1, 2024

Pursuant to Paragraph 5, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

Small Cap Fund	[REDACTED]
Small Cap Value Fund	[REDACTED]
Mid-Cap Fund	[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation		Leeward Investments, LLC

By:	/s/ James Smigiel	By:	/s/ Paul Fiore

Name:	James Smigiel	Name:	Paul Fiore

Title:	Chief Investment Officer	Title:	COO

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